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                         ARTICLES OF AMENDMENT
                                  TO
                              C.N.W. CORP.


          THE UNDERSIGNED, being the sole director and president of C.N.W. CORP., does hereby amend its Articles of incorporation as follows:

                              ARTICLE I
                            CORPORATE NAME

          The name of the Corporation shall be C.N.W. OF ORLANDO, INC.

                             ARTICLE II
                              PURPOSE

          The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                             ARTICLE III
                              PURPOSE

          The Corporation shall be organized for any and all purposes authorized under the laws of the state if Florida.

                             ARTICLE IV
                               SHARES

          The capital of stock of this corporation shall consist of 50,000,000 shares of common stock, $0.01 par value.

                              ARTICLE V
                          PLACE OF BUSINESS

          The initial address of the principal place of business of this corporation in the State of Florida shall be 1709 Fountainhead Drive, Lake Mary, Fl. 32746. The Board of directors may at any time and from time to time move the principal office of this corporation.

                             ARTICLE VI
                        DIRECTORS AND OFFICERS

          The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

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                             ARTICLE VII
                      DENIAL OR PREEMPTIVE RIGHTS

          No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                             ARTICLE VIII
                          AMENDMENT OF BYLAWS

          Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                             ARTICLE IX
                            SHAREHOLDERS

          9.1  Inspection of Books.  The board of directors shall make
          -------------------------
reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.


          9.2  Control Share Acquisition. The provisions relating to any control
          ------------------------------
share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

          9.3  Quorum.  The holders of shares entitled to one-third of the votes
          ------------
at a meeting of shareholder's shall constitute a quorum.

          9.4  Required Vote.  Acts of shareholders shall require the approval
          -------------------
of holders of 50.01% of the outstanding votes of shareholders.

                             ARTICLE X
       LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

          To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in a ny resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

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                             ARTICLE XI
                             CONTRACTS

          No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

          I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on July 14, 1998 and that the number of votes cast was sufficient for approval.

          IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on July 14, 1998.

/S/ Douglas Ward
----------------
Douglas Ward, Sole Director

          The foregoing instrument was acknowledged before me on July 14, 1998, by Douglas Ward, who is personally known to me.


                             /S/ Nicole Johnson
                             ------------------
                             Notary Public

My commission expires:

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